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The following is a script of the Second Quarter 2006 Aleris International Earnings Conference Call.

Aug. 08. 2006 / 10:00AM, ARS - Q2 2006 Aleris International Earnings Conference Call

C O R P O R A T E     P A R T I C I P A N T S

Steve Demetriou

Aleris - Chairman and CEO.

Mike Friday

Aleris - Chief Financial Officer

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Steve Velvet

- Analyst

Randy Selleck

Mordoroth - Analyst

Ken Silver

CRT Capital - Analyst

Matthew Gretch

Gretch Capital - Analyst

Brett Vivi

Jefferies & Company - Analyst

Dean Asaky

Credit Suisse - Analyst

Mark Parr

Keybanc Capital Markets - Analyst

Tony Resudo

Bear Stearns - Analyst

Joe Kusnan

JCK Partners - Analyst

Justine Fisher

Goldman Sachs - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2006 Aleris International Earnings Conference Call. My name is Cheryl, and I will be your audio coordinator for today.

[OPERATOR INSTRUCTIONS].

I would now like to turn our presentation over to your host for today’s call, Mr. Steve Demetriou, Chairman and CEO. Please proceed, sir.

Steve Demetriou - Aleris - Chairman and CEO.

Thank you. Welcome, everyone, to Aleris International’s Second Quarter 2006 Conference Call, which is also being simulcast online at Aleris.com. Aleris International is listed on the New York Stock Exchange under the symbol ARS.

We’re very pleased to present Aleris’s results for the second quarter of 2006. Mike Friday, our Chief Financial Officer, and Sean Stack, our newly appointed President of Aleris Europe are joining me for this call. We’ll provide you with an update of the continuing progress that has been made related to our business performance, merger related activities, and the acquisition of the downstream aluminum business of Corus Group PLC.

After that, we’ll discuss the announcement we issued earlier today stating that we have signed a definitive merger agreement with Texas Pacific Group, under which TPG would acquire all of our outstanding stock.

When we’re finished with our comments, we’ll be happy to take your questions. Now, I’ll turn it over to Mike to review our forward-looking statements and offer a brief description of the presentation of results today. Mike?

Mike Friday - Aleris - Chief Financial Officer

Thanks, Steve.

Information reported on this call speaks only as of today, August 8, 2006, and therefore, you’re advised that time sensitive information may no longer be accurate as of the time you replay. Before we begin, let me remind everyone that certain statements made by management during this call may constitute forward-looking statements within the meaning of the private securities litigation reform act of 1995.

Any statements regarding the company’s expected future results of operations, cash flows, financial condition, financing plans, business strategy, projected costs, capital expenditures and growth opportunities are forward-looking statements. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control.

These risks, uncertainties and other factors may cause the company’s actual results and performance to materially differ from any projected results or performance expressed or implied by those statements.

These risks and uncertainties include the risk factors disclosed by the company from time to time in its filings with the SEC, including in its annual report on form 10K for the year ended December 31, 2005 and our quarterly reports on form 10Q for the periods ended March 31, 2006 and June 30, 2006.

Further, as we start this call, please also refer to the statements regarding the Safe Harbor for forward-looking statements contained in our press release issued this morning and note that our remarks on this conference call are covered by these statements.

In addition, we will be using non-GAAP terms, including EBITDA and EBITDA excluding special items, as well as adjusted earnings per share, which we have reconciled to the appropriate GAAP measures in our earnings release.

Before we go into the details of the second quarter 2006, please recall that IMCO Recycling has been renamed Aleris International and was merged with Commonwealth industries on December 9, 2004; therefore, our reported results include IMCO and Commonwealth for both 2006 and 2005. So the pro forma data that we have provided previously is no longer required. Finally, we have not recast 2005 results for any of the 2005 acquisitions, nor will we recast 2005 results for the Corus acquisition.

We will continue to discuss reported results, excluding special items. Special items include adjustments for restructuring and other charges, the non-cash impact of the write-up of assets to fair value, and other related purchase accounting adjustments, asset impairments and the non-cash impact associated with FAS 133 requirements to mark-to- market certain of our hedges. Adjusted earnings per share excludes the per share impact of these special items.

In addition, each quarter this year, we intend to provide a comparison using the current period’s tax rate to compare last year’s results. As you recall, last year’s tax rate was very low as we were able to reverse substantial amounts of federal valuation adjustments, and we feel these comparisons give a better view of progress we’ve made year over year from an operational perspective. Steve?

Steve Demetriou - Aleris - Chairman and CEO.

Thanks, Mike. This morning, we reported record high quarterly results. This included record revenues of $1.01 billion and record net income of 55.4 million, or $1.75 per share, based on an estimated tax rate of 36.9%.

By comparison, our second quarter 2005 revenues were $603.6 million and reported net income was $18.9 million, or $0.60 per share, based on a 9.8% estimated tax rate.

Last year’s reported second quarter earnings per share would have been $0.42, using the 2006 estimated tax rate. Our record operating income of $102.6 million was up $71.8 million or more than 200% from the $30.8 million we reported in the second quarter of 2005.

Adjusted earnings per share for the second quarter of 2006 were a record $1.40 compared to $0.96 in the second quarter of last year, using the estimated 2005 tax rate of 8.75%.

Adjusted EPS would have been $0.65 per share on a comparable basis with the 2006 tax rate. Our second quarter results substantially exceeded our guidance, which was for adjusted earnings to be in the $1.20 to $1.25 per share range.

EBITDA, excluding special items, totaled $99.9 million in the second quarter of 2006. That represents an 81% increase from the $55.3 million we reported for the same period a year ago.

We also reduced net debt to EBITDA excluding special items on a last 12-month basis to 2.1 times, compared to 2.8 times at year-end 2005 as a result of our higher second quarter EBITDA.

We are very pleased with our second quarter performance as it indicates that our operating strategy is working and that we are seeing the benefits of the Commonwealth merger synergy gains and productivity improvements as well as synergies from the acquisitions we made in 2005.

On August 1, completed our acquisition of the downstream aluminum operations of Corus Group PLC for a purchase price of EUR695 million, or about $887 million. We are very excited about the Corus aluminum acquisition. The combined Aleris/Corus operations will give us well over $5 billion in annual revenues, 50 production facilities, and more than 8,600 employees worldwide. I will say more about the acquisition later.

Now, let me turn to first half results, which were also a record and exceeded our expectations. For the first 6 months of 2006, our revenues totaled $1.86 billion while net income was $83.6 million, or $2.64 per share. Those results included $0.31 per share in favorable impact from special items.

These included $12.5 million in currency hedge gains related to a portion of the euro purchase price of the Corus aluminum business, $4.7 million of non-cash mark to market FAS 133 metal hedge gains, and $300,000 in connection with the reversal of a restructuring accrual; offset partially by $1.6 million of non-cash cost of sales impact related to the write-up of acquired assets to fair value.

Those results compare with the $1.25 billion in revenues and net income of $48 million, or $1.54 per share, we reported for the first half of 2005. They included $0.75 per share of negative impact from special items including $13.1 million related to FAS

133 mark-to-market metal hedge losses, $6.7 million of nona “cash cost of sales and the write-up of rolled products inventory to fair value and $3.8 million of asset impairment charges related to the merger.

Our year to date adjusted earnings per share were $2.33, compared with $2.29 for the 2005 6-month period. The prior year’s adjusted EPS would have been $1.57 per share using the 2006 estimated tax rate of 36.9%

EBITDA, excluding special items, was up $176.6 million in the first half of 2006, compared with $123.8 million for the previous year. It represents an increase of 43%.

Major contributors to our strong results were the acquisitions we made in 2005, improved performance from our aluminum recycling and zinc businesses, and continued gains from synergies and productivity improvements. In addition, we have reduced net debt by $36.3 million since December 31, 2005 due to improved EBITDA and strong cash flow generation.

We are extremely pleased with our performance for the first half of 2006 and with our ability to increase our profitability and continue to grow our businesses in a way that creates value for our shareholders. All of our businesses showed improvement. Our rolled products business posted significantly higher volumes than in the comparable period a year ago, as well as gains in EBITDA as the impact of acquisitions; favorable scrap spreads; synergies and productivity improvements increased momentum.

Our aluminum recycling business continued its strong turnaround posting gains from acquisitions to capture synergies and arrange of operational improvements, while zinc earnings reached record levels, driven primarily by rising prices on the London metal exchange.

Now, let me say a few more words about each of our businesses. Our rolled products segment shipped 291 million pounds in the second quarter of 2006. Shipments for the quarter were up 22% from the 238 million pounds shipped during the same period in 2005. Without acquisitions, rolled product shipments were down 6%, compared with the second quarter of last year. The decrease was attributable to higher LME prices, which caused some customer delay orders a “to delay orders as well as by our continued focus on profitability rather than volume.

Segment income was $52.4 million for the second quarter, a substantial increase from the $38.3 million we reported last year. The increased income was driven primarily by our ALSCO and Ormet acquisitions, favorable scrap spreads, productivity improvements and the favorable FIFO impact of the rising LME. These factors more than offset expected declines in rolling margin and legacy business volume as well as inflation and freight, energy and other conversion costs.

Excluding acquisitions, rolled products material margins in the second quarter of 2006 improved slightly to 48.1 cents per pound from $0.46 per pound a year earlier. The improvement resulted largely from wider scrap spreads and the favorable FIFO impact of the rising LME. However, sequentially material margins excluding acquisitions declined 5.2 cents in the second quarter of 2006, due to the significant favorable impact of the rising LME on first quarter results, partially offset by improving scrap spreads in the second quarter.

Including acquisitions, material margins were 51.3 cents per pound, and cash conversion costs were 22.3 cents per pound for the second quarter. This is because ALSCO products typically have higher material margins and cash conversion costs than the underlying rolled products business. Including acquisitions, cash conversion costs came in at 22.3 cents per pound and were 2.6 cents per pound lower than in the first quarter of 2006, due to higher volumes and continued productivity improvements.

Also in the second quarter, we completed the closure of our Carson California plant, which ceased production on March 31. Rolled products realized $2.6 million in synergies in the second quarter as a result of the plant’s closure.

For the first half of 2006, the rolled products segment shipped 566 million pounds, up from the 498 million pounds shipped a year earlier. Material margins for the first half of 2006, excluding acquisitions were 50.7 cents per pound, an improvement from the comparable 6-month period in 2005 of 47.4 cents per pound as a result of the favorable FIFO impact of the rising LME, favorable scrap spreads, and improved productivity. With the acquisitions included, material margins reached 52.4 cents per pound in the first half of 2006, while cash conversion costs totaled 23.6 cents per pound.

First half segment income totaled $94.8 million compared with the $87.8 million we reported in the first 6 months of 2005. The first half increase was due to the ALSCO and Ormet acquisitions, improving scrap spreads, and the favorable FIFO impact of the rising LME as well as strong gains from Six Sigma and productivity initiatives. Offsetting these gains were lower legacy volumes due to the high LME, slightly lower rolling margins, and higher costs for freight and paint as well as certain conversions costs, including labor and natural gas.

Our aluminum-recycling segment continued its turnaround. Second quarter processing volume was 524 million pound, up from 510 million pounds processed in the prior year, while segment income increased to $22.5 million, nearly triple the $8.7 million reported in the second quarter of 2005 as contributions from the Alumitech acquisition took effect along with the capture of synergies and operational improvements, increased volume, and higher scrap spreads.

First half processing volume of 1.03 billion pounds was up slightly from the 1.02 billion pounds processed in the comparable 2005 period. Six-month segment income in 2006 of $38.2 million showed a 3-fold increased from the 12.9 million we reported in the first half of 2005. The increase income was driven primarily by synergy capture, higher scrap spreads, and the Alumitech acquisition.

In our international segment, processing volume of 290 million pounds in the second quarter of 2006 was 7% higher than the 272 million pounds processed in the second quarter of last year.

Second quarter 2006 segment income of $7.7 million was 4.5 million higher than the $3.2 million in the second quarter of 2005. Year to date processing volume of 605 million pounds was up 12% from the 539 million pounds processed over the same period of 2005 while segment income year to date of $10.1 million compares with the $7.7 million we achieved in the first half of last year

The improved results in both periods were due largely to our Tomra Latasa acquisition in Brazil, which was completed in August of 2005, and to volume from our new German recycling facility that opened this year near Stuttgart.

Our zinc business has benefited substantially from the current high LME price of zinc. Processing volume for the second quarter of 2006 was 67 million pounds, compared with 56 million pounds processed in the second quarter of 2005, with improvements in throughput and zinc metal driving the increase.

Segment income for the second quarter was a record $19.2 million, a quadruple increase from the $4.8 million reported in 2005-second quarter. Year to date zinc-processing volume of 125 million pounds was up from the 113 million pounds processed in the first half of 2005, with most of this volume gain due to the throughput improvements in zinc metal.

Segment income reached $34.3 million for the first 6 months of 2006, a 3-fold increase from $10.1 million for the same period a year ago. Worldwide zinc prices have reached historical highs due to rapid reductions in zinc stockpiles of inventory caused by strong worldwide demand. The average LME price of zinc per pound was $1.49 in the second quarter of 2006, compared to $0.58 per pound for the same period a year ago.

I also want to update you on the status of the Commonwealth, IMCO merger synergies and productivity initiatives as well as the status of the synergies associated with the acquisitions we announced in 2005. In December of 2005, we raised the Commonwealth merger synergy target to $50 million. Through the second quarter of 2006, we have realized $24 million, on top of the $22 million in 2005. Today, we are raising the cumulative target to $65 million, which would mean that we expect to realize approximately $43 million of year over year bottom line savings in 2006.

I am extremely pleased with the work that has gone into this achievement by all Aleris employees, and it bodes well for the other synergy savings and integration work underway for the 2005 acquisitions, as well as the recent Corus transaction.

As expected, much of the improvement will come from the areas of manufacturing and metal sourcing initiatives, where we continue to benefit from the ramp-up of Six Sigma and natural gas usage reduction initiatives and manufacturing and from implementation of new concepts in metal procurement.

With regard to the 2005 acquisitions, we still believe that the synergies related to the ALSCO acquisition will be in the $12 million to 14 million range on an annualized basis. In the first half of 2006, we believe we realized $7.7 million of synergies related to this acquisition.

In addition, the underlying business is doing quite well. The Alumitech recycling acquisition is also doing very well, and we realized $1.6 million of synergies in the first half of 2006, compared with our annualized expectations of $3 million.

With regard to Ormet, the start-up of the 588 coal mill is still on track for the third quarter. We still expect to ship approximately 40 million pounds of product related to this acquisition prior to the Lewis Port expansion which will allow us to increase capacity to 125 million pounds per year and result in delivering $30 million of synergies. Through the first half of 2006, we believe Ormet has delivered $7.6 million of synergies.

As for the Corus acquisition, we have already started the integration process, and we are confident that we can deliver on our stated acquisition goals. We completed the Corus aluminum acquisition last week, and we are very excited about the potential it holds for our business. We believe the acquisition will provide Aleris with a solid platform for growth. It will help establish an identity for Aleris Europe, broaden and diversify our product lines in high technology areas, position us in aircraft and aerospace markets, strengthen our R&D capabilities, and give us access to state of the art manufacturing facilities.

The acquisition will expand our footprint globally, giving us production sites in North America, Europe, and Asia, including a foothold in the high growth China economy. As we previously announced, we are establishing a European headquarters near Zurich, Switzerland to oversee our European operations.

Currently, we are integrating Corus process procedures and systems into Aleris, and we are pleased with the progress we’re making. As we proceed, we expect to realize a substantial amount of synergies and productivity improvements that will improve results and make us more competitive going forward. Mike, back to you.

Mike Friday - Aleris - Chief Financial Officer

Thanks Steve. Let me just take a few minutes to discuss corporate expenses, special items and one-time charges in the quarter, and capital spending; and then I will let Steve discuss this morning’s other announcement.

Corporate expenses include primarily corporate G&A and interest expense, all restructuring and asset impairment charges, as well as non-cash adjustments associated with mark-to-market, FAS 133 accounting for hedging activity. Corporate G&A expense for the second quarter of 2006 increased 38%, to $19.2 million, largely due to increases incentive compensation costs and stock-based compensation expense, partially because of the adoption of FAS 123R, as well as because we’ve centralized certain business functions at corporate headquarters rather than assigning them to the business units. However, as a percentage of revenues, corporate G&A decreased to 1.9% in the second quarter of 2006, from 2.3% in the second quarter of 2005.

Interest expense increased to $13.7 million in the second quarter of 2006 and from 9.9 million in the second quarter of 2005, largely due to borrowings associated with our 2005 acquisitions as well as higher rates.

Second quarter 2006 results include 18 million of unrealized hedge gains, 12.5 million of them which were related to hedging a portion of the purchase price paid for Corus Aluminum. The balance of 5.5 million was non-cash mark-to-market FAS 133 unrealized middle hedge gains. In addition, we reduced an accrual for restructuring costs related to the Carson, California plant closure by $300,000. In the second quarter of 2005, we recorded $9.5 million of non-cash mark-to-market FAS 133 unrealized middle hedge losses, and $1 million of restructuring and other charges. Year-to-date, corporate G&A was up 24%, to 34.8 million, from $28 million in the first half of 2005.

Again, the increase was driven by higher incentive compensation and increased stock-based compensation costs, as well as the centralization of certain business functions at corporate; yet as for the second quarter as a percentage of revenues, corporate G&A expense decreased to 1.9% in the first half of 2006, from 2.2% in the first half of 2005.

Interest expense for the first half of 2006 increased to $27.7 million from the $20.3 million in the first six months of 2005, as a result of higher rates and borrowings related to acquisitions. Capital spending in the second quarter of 2006 increased to $14.8 million from $13.1 million in the second quarter of 2005. The increase in CapEx was driven largely by the expansions we have undertaken and our rolled products plants in Louisport, Kentucky and Uhrichsville, Ohio. On a year-to-date basis, CapEx totaled $25.8 million compared with $22 million in the first half of 2005. Expectations are still for CapEx spending of approximately $63 million for 2006, excluding the Corus acquisition. Steve?

Steve Demetriou - Aleris - Chairman and CEO.

Thanks, Mike. Now, let’s turn to this morning announcement. As you have seen, we have signed a definitive agreement with Texas Pacific Group under which TPG will acquire all outstanding shares of Aleris common stock for $52.50 per share. We believe that this is a very good outcome for our shareholders. The $52.50 per share amounts to a 27% premium over what the stock last traded for on August 7th.

The transaction is expected to close early in 2007 pending stockholder approval and the expiration of the Hart-Scott-Rodino mandated waiting period and normal closing considerations. The deal will be funded through equity provided by TPG as well as debt funding that has been committed by Deutsche Bank. Our board of directors has approved the transaction under which TPG will acquire our stock for approximately $1.7 billion plus the assumption of or repayment of approximately $1.6 billion of debt. And we’ll recommend that our stockholders adopt the agreement.

The board has through September 7th to solicit superior offers from strategy betters who manufacture or fabricate metals. Of course, there is no guarantee that the solicitation will lead to an alternative transaction. Aleris does not intend to disclose developments with respect to the solicitation process unless and until its board of directors has made a decision. Aleris’ global headquarters will remain in Beachwood, Ohio.

That concludes our remarks for today. At this time, we will be pleased to answer your questions or clarify any points that we’ve made regarding to the company’s results. Unfortunately, we will not be able to answer any questions regarding the company’s proposed acquisition by TPG. We will be filing a proxy statement in the near future which will address the details of the acquisition. So, Cheryl, we’ll take questions now.

Q U E S T I O N S     A N D     A N S W E R S

Operator

[OPERATOR INSTRUCTIONS]

[Steve Velvet], please proceed, sir.

Steve Velvet—Analyst

Just a quick question on that last point that you made reference to of the September 7th deadline for alternate proposals. Did you mention that that was just from strategic, meaning companies that are in the aluminum processing business, or does that preclude you from talking with other private equity players?

Steve Demetriou - Aleris - Chairman and CEO.

Steve, thanks for the question. And as I mentioned, unfortunately, I’m not — be able to answer any questions regarding the acquisition by TPG, the announced acquisition. But I’ll just again read the statement that the board has through September 7th to solicit superior offers from strategic betters who manufacture or fabricate metals.

Steve Velvet—Analyst

Okay, thank you.

Operator

[Eugene Secky] of [Mordoroth Capital]. Please proceed, sir.

Randy Selleck - Mordoroth - Analyst

Hi, it’s actually Randy Selleckfrom from Mordoroth. Quick question, if there is a superior bid would there be a breakup fee that TPG would collect?

Steve Demetriou - Aleris - Chairman and CEO.

Again, as I mentioned, unfortunately, we’ll not be able to answer any questions regarding the acquisition by TPG, but we will be filing a proxy statement in the near future which will address the details including that.

Randy Selleck - Mordoroth - Analyst

Okay.

Operator

Ken Silver of [CRT Capital]. Please proceed.

Ken Silver - CRT Capital - Analyst

Hi. Good morning. Could you just tell us what pro forma revenue and EBITDA would be included in the Corus deal for the 12-month ended June 30th and the 6-month ended June 30th?

Steve Demetriou - Aleris - Chairman and CEO.

At this time, obviously the Corus due numbers are still the ownership of Corus BLC, and we will not be able to provide that data. We have filed 8-Ks that would show the details of the Corus business as of March 31st. And you’d expect in our proxy statement that will be filed, we would also have those Corus numbers for the June period as well then.

Ken Silver - CRT Capital - Analyst

And when do you expect to file the proxy?

Steve Demetriou - Aleris - Chairman and CEO.

I think we’ll file that as soon as we can, but we don’t have a specific date set yet?

Ken Silver - CRT Capital - Analyst

Okay. Alright. Thank you.

Operator

Matthew Gretch of Gretch Capital. Please proceed.

Matthew Gretch - Gretch Capital - Analyst

Hi, thanks for taking my call. It’s more of a comment than a question for you and for others on the call. Based upon my evaluation work, I think Aleris is working North of 66 bucks a share. Based on that, I got to tell you, if a better offer doesn’t come down the pike, I’m going to be voting against the current bid. I just want to make that comment. Thanks.

Operator

[Brett Vivi] of Jefferies & Company. Please proceed, sir.

Brett Vivi - Jefferies & Company - Analyst

Hey, guys. Can you give a little bit more detail around the incremental synergies that you guys have realized, sort of where is that coming from? And that’s actually the first question.

Steve Demetriou - Aleris - Chairman and CEO.

Yes, the synergies that we talk about with regard to the Commonwealth merger, we’ve put in four categories - metal sourcing, nonmetals purchasing, manufacturing, and then SG&A synergies. When we talk about the $24 million of first half savings this year vs. last year, what we see is about $10 million coming from the metal sourcing areas, about $12 million from manufacturing, and the rest coming from the other two areas.

Brett Vivi - Jefferies & Company - Analyst

Got it. Alrighty. In terms of your tax treatment and your preference for debt, I think on your first quarter call you had said that the way you’re currently structured from a tax standpoint, you are inclined to keep leverage around three times. As best as you can tell, in any acquisition scenario, could you potentially increase your depreciation or change your optimal debt-to-equity mix?

Steve Demetriou - Aleris - Chairman and CEO.

Go ahead.

Mike Friday - Aleris - Chief Financial Officer

The guidance we’ve given as it relates to the [WBJAY] of three times is kind of where we as a public company have said we wanted to be. And I think as it relates to acquisition opportunities, I think you’ve seen and we’ve spoken about the impact of the Corus transaction on us, which overtime, we’d think would be in that range as well, which would, in our minds, optimize the capital structure for the kind of business that we’re in and the industries that we’re in.

Brett Vivi - Jefferies & Company - Analyst

Alright. Thanks very much, guys.

Steve Demetriou - Aleris - Chairman and CEO.

Thank you.

Operator

[Dean Asaky] of Credit Suisse.

Dean Asaky - Credit Suisse - Analyst

Thank you, can you just — I know you’re not commenting on the deal. Can you just re-read the statement that you made about the solicitation period?

Steve Demetriou - Aleris - Chairman and CEO.

Yes. The board has through September 7th to solicit superior offers from strategic bidders who manufacture or fabricate metals, and I went on to say there’s no guarantee that the solicitation will lead to an alternative transaction. And we will be filing a proxy statement, and we’ll be filing the merger agreement. So, I think all of the questions that you have should be answered through that.

Dean Asaky - Credit Suisse - Analyst

You’re going to file the merger agreement today?

Steve Demetriou - Aleris - Chairman and CEO.

Either today or tomorrow.

Dean Asaky - Credit Suisse - Analyst

And any way that you can elaborate on why just strategic bidders and not anybody who comes up with more cash and is credible?

Steve Demetriou - Aleris - Chairman and CEO.

Unfortunately I’m not able to answer any questions regarding the acquisition of TPG at this point.

Dean Asaky - Credit Suisse - Analyst

Is there any arrangement between the management and TPG?

Steve Demetriou - Aleris - Chairman and CEO.

No.

Dean Asaky - Credit Suisse - Analyst

No. Okay, thank you.

Operator

[Mark Parr] of Keybanc Capital Markets. Please proceed, sir.

Mark Parr - Keybanc Capital Markets - Analyst

Thanks very much. Hey, good morning.

Steve Demetriou - Aleris - Chairman and CEO.

Morning, Mark

Mark Parr - Keybanc Capital Markets - Analyst

And congratulations on a great quarter.

Steve Demetriou - Aleris - Chairman and CEO.

Thank you

Mark Parr - Keybanc Capital Markets - Analyst

I had two questions. One, could you give us your best guess or best outlook for metal margins for the spreads heading out into the third quarter?

Steve Demetriou - Aleris - Chairman and CEO.

Mark, we’re not providing any guidance today, so we don’t want to talk about the future financials.

Mark Parr - Keybanc Capital Markets - Analyst

Alright, just thought I’d give that a try. Also, if I could ask a more general question. Just in general, it seems like your access to liquidity and capital has been outstanding. I want to congratulate you for all the work that you’ve done in refinancing the balance sheet, putting this all together in conjunction with the Corus acquisition. What I’m curious about is, just in a general sense, what does the tie-in with a private equity firm bring to the table incrementally from a strategic perspective?

Steve Demetriou - Aleris - Chairman and CEO.

Mark, I have to stay consistent with what I said earlier that we’ll not be able to answer any questions at this point, that we need to first get the proxy statement filed and the merger agreement filed and —.

Mark Parr - Keybanc Capital Markets - Analyst

I was just trying to step back from that. I really wasn’t trying to get into your face about this, but I was just curious about the strategic side, or just kind of conceptually. But that’s okay. I understand the sensitivity. I’d just say congratulations on a great result, and it’s — just a comment I could make is that your orientation for shareholder return is clearly a superior and a standout in my group, and thank you very much for that, and I look forward to more exciting things from you and your organization.

Steve Demetriou - Aleris - Chairman and CEO.

Mark, I really appreciate those comments, and thank you.

Mark Parr - Keybanc Capital Markets - Analyst

Sure, Steve.

Operator

A follow-up question from the line of Ken Silver of CRT Capital.

Ken Silver - CRT Capital - Analyst

Hi. Just a quick review on the Corus acquisition, what percentage of that business, approximately, is aerospace-related?

Steve Demetriou - Aleris - Chairman and CEO.

As it relates to the total Corus business, it’s around 15% of their total revenues, and, obviously, it gets diluted a little bit when we put that into the total Aleris business as well.

Ken Silver - CRT Capital - Analyst

Okay. Alright, thank you.

Operator

[Tony Resudo] of Bear Stearns. Please proceed, sir.

Tony Resudo - Bear Stearns - Analyst

Thank you very much. Hi, gentlemen. Got two questions here. First of all, regarding Koblenz, can you guys describe any expansion plans or opportunities that you have there that might be undergoing at this current time?

Steve Demetriou - Aleris - Chairman and CEO.

Tony, we’re evaluating that, but at this point, we haven’t made any public announcements on it. So at this stage, we can’t, sort of, talk anymore about that.

Tony Resudo - Bear Stearns - Analyst

Alright, Steve, and then the other question. I had a question on the mergers and spreads, but I know you’re not discussing that today. But also, once this transaction is consummated, should we assume that you and Mike will stay on board or should we assume that you guys would probably be onto other things? Gentlemen?

Steve Demetriou - Aleris - Chairman and CEO.

I’m sorry, Tony. I had you on mute while I was talking. As I mentioned before, there are no arrangements at this point between management and TPG, but we would hope and expect to stay.

Tony Resudo - Bear Stearns - Analyst

Okay. Alright, well, good luck with everything.

Steve Demetriou - Aleris - Chairman and CEO.

Thank you, Tony.

Operator

[OPERATOR INSTRUCTIONS]

Joe Kusnan of JCK Partners.

Joe Kusnan - JCK Partners - Analyst

Hi, gentlemen. It’s Joe Kusnan. Just two specific questions, what percent of the Corus output is on contracts that need to be reprised and within, maybe, a kind of one-year or two-year timeframe?

Steve Demetriou - Aleris - Chairman and CEO.

Generally speaking, the aerospace business is under longer term arrangements, in excess of three years.

Joe Kusnan - JCK Partners - Analyst

Okay.

Steve Demetriou - Aleris - Chairman and CEO.

Then some of the automotive business that they have in their automotive body sheet tends to be on the longer term basis as well. And then the rest of their business is very similar to our business where they have annual contracts with customers that continually renew and have different pricing arrangements within those separate contracts, whether some may reset pricing quarterly, semi-annually, or annually.

Joe Kusnan - JCK Partners - Analyst

Right, right. Okay, thanks. And what type of — or can you give a rough estimate of the synergies you’re expecting from Corus at this point?

Steve Demetriou - Aleris - Chairman and CEO.

When we did the Corus deal, we announced that there would be $25 million of synergies, so that’s our initial goal.

Joe Kusnan - JCK Partners - Analyst

Right, and that has not changed, obviously, at this point?

Steve Demetriou - Aleris - Chairman and CEO.

Right.

Joe Kusnan - JCK Partners - Analyst

Okay. Well, thank you, and we’ll look forward to the proxy.

Steve Demetriou - Aleris - Chairman and CEO.

Thank you.

Operator

Justine Fisher of Goldman Sachs.

Justine Fisher - Goldman Sachs - Analyst

Hi. I just have one quick question about the rolled product business. You said that you were seeing some delays in customer others because of high LME prices. I was wondering if you were starting to see those ramp back up now that LME prices are at least down from the peak they reached during the quarter, if not, down to sort of a more historic level.

Steve Demetriou - Aleris - Chairman and CEO.

Yes, that comment was limited to that prior quarter we were talking about. And at this point, again, we’re not talking about, sort of, future specific guidance, but volume is solid.

Justine Fisher - Goldman Sachs - Analyst

Great, thanks.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I turn the call back over to management for closing remarks.

Steve Demetriou - Aleris - Chairman and CEO.

Okay. Thanks, everyone, for calling in today. Take care.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Good day.

Important Additional Information Regarding the Merger will be Filed with the SEC

In connection with the proposed merger, Aleris International, Inc. (the “Company”) will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Aleris International, Inc., Investor Relations, 25825 Science Park Drive, Beachwood, Ohio, 44072. Telephone: (216) 910-3634.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of the Company stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

The information contained herein contains certain forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating the Company’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, the Company’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe; the financial condition of the Company’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006, particularly the sections entitled “Risk Factors” contained therein. The forward looking statements contained herein are made only as of the date hereof. We do not assume any obligation to update any of these forward-looking statements.